EX-16.11.a.

Law Offices
Stradley Ronon Stevens & Young, LLP
2000 K Street, NW, Suite 700
Washington, DC 20006
(202) 822-9611

November 1, 2024

Nationwide Variable Insurance Trust
One Nationwide Plaza, Mail Code 5-02-210
Columbus, Ohio 43215

Subject:	Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to Nationwide Variable Insurance Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the assets of, and the assumption of all of the liabilities of, the NVIT BNY Mellon Core Plus Bond Fund, a series of the Trust, by and in exchange for Class I, Class II, Class P and Class Y shares of the NVIT Core Bond Fund (“Shares”), another series of the Trust (the “Transaction”).

In connection with this opinion, we have examined: (i) a copy of the Trust’s Certificate of Trust, as filed with the Secretary of State of the State of Delaware on October 1, 2004, and amended on April 24, 2007, January 14, 2011, and June 21, 2018; (ii) the Trust’s Second Amended and Restated Agreement and Declaration of Trust, amended and restated as of June 17, 2009 (the “Declaration of Trust”); (iii) the Trust’s Third Amended and Restated Bylaws (the “Bylaws”), amended and restated as of August 28, 2020; (iv) a Good Standing Certificate, dated November 1, 2024, from the Secretary of State of the State of Delaware; and (v) resolutions adopted by the Board of Trustees of the Trust (the “Board”) in connection with the Transaction as well as other documents and items we deem material to this opinion.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion: (i) the accuracy and completeness of each document submitted to us, (ii) the genuineness of all signatures on original documents, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, (v) the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof, (vi) the legal capacity of natural persons, (vii) that persons identified to us as officers of the Trust are actually serving in such capacity, and (viii) that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

We have also assumed that the Shares will be issued against payment therefor as described in the Prospectus/Information Statement and Statement of Additional Information relating thereto included in the Registration Statement.

Nationwide Variable Insurance Trust
November 1, 2024

Based on the foregoing, it is our opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2.
When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and any amendments related thereto.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/ Jessica D. Burt
Jessica D. Burt, a Partner